EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc.’s (Nasdaq: UTMD) financial results for 2007 were dragged down by a weak fourth quarter (4Q). A comparison of 4Q 2007 results to 4Q 2006 is accentuated by the fact that 4Q 2006 was the best quarter of 2006 in both sales and earnings per share (eps) performance, whereas 4Q 2007 was the lowest quarter in sales and second lowest quarter in eps in 2007.  The primary difference in sales was due to a $182,000 shipment to China of blood pressure monitoring kits in 4Q 2006 that did not repeat in 4Q 2007, and a decline in shipments of Intran7 Plus intrauterine pressure catheters to U.S. hospitals of about $223,000. About 25% of the Intran Plus 4Q 2007 sales decline was due to unit price reductions.  For the year, U.S. Intran Plus sales declined $926,000 or about 14%, while consolidated total UTMD sales declined only about $251,000.  The decline in U.S. Intran Plus sales is primarily due to increased competition, including administrative restrictions of hospital group purchasing organizations (GPOs).  In contrast, international sales of Intran Plus catheters in 2007 increased 33%.

Changes in financial results compared to the same time period in the prior calendar year were as follows:

	4Q (October – December)	Year (January – December)
Sales:	(4%)	(1%)
Gross Profit:	(5%)	(2%)
Operating Income:	(8%)	(1%)
Net Income:	(6%)	(3%)
Earnings Per Share:	(4%)	(2%)

Despite the negative comparisons to same periods in the record year of 2006, overall 2007 financial performance remained strong, and UTMD’s 2007 performance exceeded its 2005 performance in all income statement categories.  On an absolute basis, although UTMD missed its earlier $1.99 eps projection for 2007, it met its profitability target for net profit margin.

In 4Q 2007 and 2007 as a whole, UTMD achieved the following profit margins:

	4Q 2007 (OCT – DEC)	2007 (JAN – DEC)
Gross Profit Margin (gross profits/ sales):	54.7%	55.4%
Operating Profit Margin (operating income/ sales):	37.1%	37.7%
Net Profit Margin (net income/ sales):	27.6%	27.7%

Domestic sales in 4Q 2007 were down 8%, while international sales were up 8% compared to 4Q 2006.  Trade shipments from UTMD Ireland were down 10% in EURO terms, but up 2% in US Dollar terms because of a much weaker U.S. dollar. UTMD believes the decline in EURO terms was due to quarter-to-quarter fluctuations in international distributor stocking orders.  New products introduced in 2007 and UTMD’s new distributor in Japan have not yet contributed in a significant way to sales. Comparing 4Q 2007 sales to 4Q 2006 sales in product categories, neonatal product sales were up 3%, obstetrics product sales were down 10%, gynecology/ electrosurgery product sales were down 8% and blood pressure monitoring/ components sales were up 2%.  The decline in the obstetrics category is explained by the change in Intran Plus sales.  More than half of the lower gyn/ electrosurgery 4Q 2007 sales were due to a large China distributor order which had to be held back for lack of prepayment.

UTMD’s gross profit margin (GPM) in 4Q 2007 was lower compared to 4Q 2006 for three reasons:  1) manufacturing overhead expenses were about the same in magnitude while sales were 4% lower, resulting in lower absorption; 2) the current quarter’s sales mix was more weighted toward international shipments at lower than average prices, i.e. 30% international sales compared to 27% in 4Q 2006; and 3) the domestic price reductions for Intran Plus, which accounted for about a half percentage point in total GPM.  For the year, gross profits were down 2.2% (while sales were down less than one percent) for the same reasons.

4Q 2007 operating profits declined disproportionately compared to 4Q 2006 because of the one-time $130,000 favorable adjustment in R&D expense in 4Q 2006.  A write-off of intellectual property rights in 2Q 2006 was recouped in 4Q 2006, making 4Q 2006 operating expenses disproportionately low.  This anomaly did not affect 2007 year as a whole compared to 2006 as a whole, where the operating profit margin remained the same at 37.7%.  For 2007 as a whole, operating profits declined less than one percent even though gross profits declined more than two percent because UTMD was able to reduce overall operating expenses in proportion to the decline in sales, primarily in domestic sales and marketing expenses.

For 2007, earnings before taxes (EBT) and Net Income were down more than operating income in comparison to the prior year, because non-operating income was $300,000 lower in 2007.  In early 2006, UTMD received $500,000 in capital gains from investments that did not recur in 2007.  Eps for 2007 at $1.98 compared to $2.02 in 2006 was down less than the decline in net income because of continued share repurchases.

There are several highlights regarding changes in UTMD’s Balance Sheet during 2007:
1)  Cash and investments balance increased by $1.3 million even though the Company spent $3.4 million in paying dividends to shareholders and $2.0 million in repurchasing shares in the open market.  The dividend paid to shareholders in 2007 was $.87/ share compared to $.74/ share in 2006, representing an 18% increase.
2)  The Ireland loan balance declined $0.7 million or 15% in U.S. Dollar terms despite the fact that the loan obligation is held in EUROs. In EURO terms, 24% of the loan was repaid in 2007.
3)  The increase in PP&E (fixed assets) was due to currency exchange, i.e. the increase in U.S. Dollar-denominated value of property, plant & equipment in Ireland.  From the end of 2006 to the end of 2007, the EURO increased in value relative to the dollar by about 12%. In EURO terms, the net fixed asset value in Ireland decreased 2%.

Financial ratios as of December 31, 2007 which may be of interest to shareholders follow:
1)  Current Ratio = 9.5
2)  Days in Receivables (based on 4Q sales activity) = 47
3)  Average Inventory Turns (based on 2007 CGS) = 4.1
4)  Year-to-Date ROE = 12% (after dividends); 21% (prior to payment of dividends)

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 54,000 in 4Q 2007 compared to 87,100 in 4Q 2006, and 61,900 in 2007 compared to 99,400 in 2006.  Diluted shares declined from 2006 to 2007 by 1.3%. The actual number of outstanding shares at the end of 2007 was 3,905,300 which included 2007 option exercises of 35,100 shares and 2007 share repurchases of 65,800.  The average price paid by the Company to repurchase shares in the open market during 2007 was $30.73 including commissions. UTMD repurchased 15,100 shares at $29.95 in 4Q 2007. The total number of outstanding unexercised employee and outside director options at December 31, 2007 was 212,200 shares at an average exercise price of $21.70/ share, including shares awarded but not vested. This compares to 227,900 unexercised option shares outstanding at the end of 2006.

According to CEO Kevin Cornwell,
“UTMD’s Ireland subsidiary had a record year, meeting all of its goals measured in EURO terms.  Although we did not meet our financial goals as a consolidated corporation, UTMD’s 2007 results demonstrated continued excellent overall performance. UTMD’s plans for 2008 include modest growth domestically due to increased acceptance of new products offsetting any continued decline in the mature products facing significant competition. We also expect continued strong growth in international demand aided by a continuing weak U.S. dollar and additional foreign distributors representing our products.  Historically, UTMD’s business has not been affected by a recessionary environment, if that is what we face in 2008.  However, in such an environment, we may be able to find more reasonably valued acquisitions which would augment financial performance.  Of course, we expect to maintain the Company’s longstanding share repurchase program if UTMD stock prices dip below our expectation of a fair market value.

Our vision remains focused on creating excellent long term shareholder value.We appreciate the continued confidence that our shareholders demonstrate in the Company’s prospects for future success.”

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter (3 months ended December 31)
(in thousands except earnings per share):

	4Q 2007	4Q 2006	Percent Change
Net Sales	$7,076	$7,355	(3.8%)
Gross Profit	3,873	4,092	(5.4%)
Operating Income	2,628	2,872	(8.5%)
Income Before Tax	2,931	3,202	(8.5%)
Net Income	1,955	2,070	(5.6%)
Earnings Per Share	$0.493	$.513	(4.0%)
Shares Outstanding (diluted)	3,966	4,033

INCOME STATEMENT, Year (12 months ended December 31)
(in thousands except earnings per share):

	2007	2006	Percent Change
Net Sales	$28,502	$28,753	(0.9%)
Gross Profit	15,788	16,147	(2.2%)
Operating Income	10,756	10,835	(0.7%)
Income Before Tax	12,038	12,418	(3.1%)
Net Income	7,905	8,168	(3.2%)
Earnings Per Share	$1.982	$2.020	(1.9%)
Shares Outstanding (diluted)	3,989	4,043

BALANCE SHEET
(in thousands)	(audited) DEC 31, 2007	(unaudited) SEP 30, 2007	(audited) DEC 31, 2006
Assets
Cash & Investments	$22,372	$22,215	$21,049
Receivables, Net	3,905	3,990	3,746
Inventories	3,153	3,419	3,037
Other Current Assets	501	607	579
Total Current Assets	29,931	30,231	28,411
Property & Equipment, Net	8,606	8,477	8,331
Intangible Assets, Net	7,449	7,439	7,445
Total Assets	$45,986	$46,147	$44,187
Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$2,742	$3,141	$2,940
Current Portion of Note Payable	423	455	441
Total Current Liabilities	$3,165	$3,596	$3,381
Note Payable	3,689	4,025	4,383
Deferred Income Taxes	343	326	308
Stockholders’ Equity	38,789	38,200	36,115
Total Liabilities & Shareholders’ Equity	$45,986	$46,147	$44,187